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                                                                    EXHIBIT 10.4

                                            DePuy logo

James A. Lent                               DePuy Orthopaedics
Chairman and CEO
                                            P.O. Box 988
                                            700 Orthopaedic Drive
May 1, 1996                                 Warsaw, Indiana 46581-0988
                                            U.S.A.

                                            Telephone: +1 (219) 372 7100
                                            Fax: +1 (219) 269 5675

Mr. R. Michael McCaffrey
1904 Deer Trial
Warsaw, IN 46580

Dear Mike:

In recognition of your contribution to DePuy Inc. (the "Company"), and the value you add as an employee, the Company is extending to you this written Agreement relating to the terms and conditions of your employment. This letter is intended to be legally binding on the Company and on you when signed by you and returned to the undersigned as provided in the last paragraph of this letter.
It is also intended to replace and enhance the provisions of an earlier Agreement dated October 2, 1994, between the Company and you.

Effective as of the date of this letter, you will continue to be employed by the Company for an indefinite period which may be terminated by yourself or the Company at any time as provided herein. If the Company: (a) terminates your employment for any reason other than for Just Cause (which is defined below); or
(b) constructively terminates your employment (defined as your resignation following a demotion, an involuntary material change in your duties, an assignment that is not in accordance with your training or current job, a reduction in pay, or a relocation of your job more than 30 miles from your current assignment {but only if such demotion, change in duties, assignment, reduction or relocation occurs without your prior consent} or your resignation following repeated threats or statements by the Company that any of the foregoing constructive termination events may occur without your prior consent), you will be entitled to twenty-four (24) months' advance notice (the "Company's Notice Period").

If you terminate your employment for any other reason, you agree you will give the Company no less than six (6) months' notice ("Your Notice Period"). At any time during the Company's Notice Period or Your Notice Period, as the case may be ("the Applicable Notice Period"), the Company may elect to cease utilizing your services at any time and to pay you in lieu of notice during the balance of the Applicable Notice Period as provided herein.

Subject to the terms of this letter, during the Applicable Notice Period, whether you are asked to continue to tender services to the Company or not, you will receive the following employee benefits:
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Page Two
Mr. R. Michael McCaffrey
May 1, 1996


1.   Salary will continue to be paid at the rate in effect as of the day notice
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     is given to you, and will continue throughout the Applicable Notice Period.

2.   Bonus will be paid during the Applicable Notice Period.  If your Notice
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     Period is in effect, you will receive any bonus already identified for you and, for Your Notice Period, you will receive a bonus prorated for the number of months in Your Notice Period at a rate that is the lesser of (a) an amount that equals the same percentage of your salary as you received as bonus for the prior year or (b) an amount that equals the percentage of salary you received in the prior year reduced by a percentage that equals the reduction, if any, in total moneys distributed as bonuses to executive employees by the Company as compared to the moneys distributed as bonuses for such group of employees in the prior year. If the Company's Notice Period is in effect, you will receive any bonus already identified for you plus additional bonus payments for the next two (2) years following the beginning of the Company's Notice Period. The amount of bonus in the Company's Notice Period will be the amount of bonus already identified for you, if any, and for any bonus not already identified for you to be paid during the Company's Notice Period, an amount that equals the average of the last two percentage rates at which your bonus was calculated, prorated through the last month, or part thereof, of the Company's Notice Period.

3.   Car Allowance will continue for both the automobile and expense portions at
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     the rate that was in effect at the beginning of, and continue throughout the Applicable Notice Period.

4.   401K.  You will continue to fully participate in the Company 401K plan
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     throughout the Applicable Notice Period, and, if applicable, you will continue to vest throughout the Applicable Notice Period.

5.   Retirement.  The Company will continue to contribute, and, subject to the
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     enhancement described in Paragraph 6 below, you will continue to receive credit in the Company's Retirement Income Plan ("RIP") throughout the Applicable Notice Period.

6.   Supplemental Employee Retirement Plan ("SRIP").  You will continue to
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     participate in, the Company will continue to make contributions to, and you will continue to accrue service credit and age credit in SRIP during the Applicable Notice Period. Provided, however, if your Notice Period is in effect, you will be eligible to commence receiving SRIP payments at age fifty-five (55). Further provided, however, if the Company's Notice Period
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Page Three
Mr. R. Michael McCaffrey
May 1, 1996


     is in effect, you will be entitled to receive, and the Company will make the necessary funding, in both RIP and SRIP, to insure the payment of enhanced benefits, payable at such time as you choose, in an amount that provides you with the total retirement benefits you would accrue if you were employed by the Company three (3) years past, and your age was three
     (3) years greater than your actual age on the last day of the Company's Notice Period. For purposes of this paragraph, if the Company's Notice Period is in effect, your age will be deemed to be the greater of: (a) your actual age on the last day of the Applicable Notice Period, plus three (3) years, or (b) fifty-five (55) years.

7.   OREO, Clipper and Stock Plans.  Awards in these plans, or any successor
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     plan, will continue to be paid, and vesting credit will continue to accrue, throughout the Applicable Notice Period. At the end of the Applicable Notice Period, all sums in both of these plans, vested and unvested, will be paid to you.

8.   Medical Plans.  You will continue to participate in all such plans,
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     including dental, health, disability, life insurance, and any applicable coverage for dependents, or any successor plans as such plans or successor plans remain in effect from time to time through the Applicable Notice Period on the same basis as regular full-time employees. Thereafter, continued medical and dental coverage will be as is provided for under COBRA. Provided, however, if the Company's Notice Period is in effect and expires prior to age fifty-five (55), or if you elect to receive payments under SRIP and have ten (10) years of service with the Company or more, including time in the Applicable Notice Period, you and your dependents (to the extent your dependents remain eligible therefor) will continue for life to participate in all life insurance, medical and dental plans for regular full-time employees of the Company (or substantially equivalent plans) on substantially the same terms, in the aggregate, as apply to you and your dependents on the last day of the Applicable Notice Period.

For purposes of this Agreement, and for purposes of determining whether or not the Company is obligated to continue the foregoing benefits during the Applicable Notice Period, Just Cause shall mean any intentional conduct or gross negligence resulting in any act, or failure to act, that is detrimental to the Company and which is also a gross deviation from Company policy or commonly recognized business values or customs, including, without limitation, such action or failure to act that involves:
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Page Four
Mr. R. Michael McCaffrey
May 1, 1996


     (a) any activity on your part where you directly or beneficially own or control, or engage in efforts to assist, any person or firm engaged in business that is competitive with the Company; provided, however, this shall not apply to such ownership in publicly-traded companies that does not violate the Company's Conflict of Interest Policy;

     (b) dishonesty in verbal or written communication to your superiors as well as with the Company's assets;

     (c)  prolonged periods of unexcused absence from your job, or

     (d) the violation of any law or governmental regulation that subjects the Company to the possibility of criminal or civil action, liability, loss of business reputation or goodwill.

The Company shall, in addition, and in addition to any other remedies provided for at law or in equity, be deemed to have Just Cause, and thereby have the right to terminate any and all of its foregoing obligations should you begin employment during the Applicable Notice Period with any person or firm engaged in activities that are competitive to those of the Company. A firm or person will be considered to be engaged in competitive activities if that firm or person manufactures or sells, or solicits orders for any product intended for the same or a substantially similar use as any product manufactured or sold by the Company. For purposes of this Agreement, Competitive Activities shall also include any act on your part that has the intended or actual result of harming the Company's image or business.

The Company and you may agree to increase benefits payable hereunder by agreeing to amend, modify or supplement this Agreement by a writing executed by both parties. The Company's obligations during the Applicable Notice Period are further conditioned upon receipt from you your Agreement to resign any office in the Company or in any of the Company's affiliates upon request, and the performance by you of your obligations to the Company under this and any other Agreement between you and the Company and receipt of a general release of claims against the Company (other than a waiver of claims to receive the amounts payable hereunder) unless amended, modified or supplemented as provided above.

Please sign both counterparts of this letter indicating your understanding of, and agreement with, its terms and return one to me.
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Page Five
Mr. R. Michael McCaffrey
May 1, 1996


This Agreement shall become effective when executed by you and returned to the undersigned. In the event that all, or a part, of the ownership in the Company, whether by public or private sale or other form of transfer has not taken place by May 31, 1997, this Agreement shall cease to be effective as of May 31, 1997, and the Prior Agreement between the Company and you shall again become effective as of June 1, 1997.

Sincerely,

  JAL

James A. Lent

JAL/ps


AGREED TO AND ACCEPTED
the   3rd   day of     May    , 1996.
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By   R. Michael McCaffrey
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Witness:   T. Seward
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